Exhibit 99.1



    METTLER-TOLEDO INTERNATIONAL INC. COMPLETES FINANCIAL INVESTIGATION
                  AND REPORTS SECOND QUARTER 2004 RESULTS

        - - SECOND QUARTER 10-Q FILED; STRONG EPS AND CASH FLOW - -

                  -- WILLIAM P. DONNELLY RETURNS AS CFO --


GREIFENSEE, Switzerland and COLUMBUS, Ohio, USA - August 9, 2004 - Mettler-Toledo International Inc. (NYSE: MTD) today announced the completion of the financial aspects of the previously disclosed investigation and that its Audit Committee and Board of Directors have concluded that there will be no change to the Company's financial statements. The Company's outside auditors completed their reviews of the interim financial statements for the periods ended March 31, and June 30, 2004. The Company filed today its Form 10-Q for the quarter ending June 30, 2004.

The Audit Committee's investigation covered a number of issues, including the adequacy of the Company's information systems in North America for tracking operating performance and reporting financial results; the manner in which certain inventory write-downs were identified and recorded in 2002 and 2003; the manner in which certain reserves were evaluated and recorded; and the operation of internal controls. Issues that are continuing to be reviewed do not involve financial statements or financial reporting and will not have a material impact on the Company's financial statements.

The Audit Committee retained independent outside counsel and forensic accountants to conduct the investigation. Based on the investigation, the Audit Committee and the Board have determined that it would be in the best interests of the Company to make changes in the leadership for the oversight and control of its financial operations to correct the "tone at the top" and ensure it is consistent with the Board's commitment to maintaining strong corporate governance. The Company will enhance the accounting organization, both by adding personnel to that function and by increasing training for all members of the organization. Finally, William
P. Donnelly, who was Chief Financial Officer (CFO) from 1997 to mid-2002, has agreed to return as CFO effective immediately.

As previously reported, sales for the quarter ended June 30, 2004 were $344.5 million, compared with $321.4 million in 2003. This represents a 7% increase, comprised of 4% growth in local currency and an incremental 3% benefit from currency. Net earnings for the quarter were $28.4 million, or $0.62 per share on a diluted basis, compared to 2003 net earnings of $25.8 million or $0.57 per share, an increase of 9%. Operating cash flow for the quarter amounted to $45.5 million as compared to $30.7 million in the previous year, an increase of 48%.

The Company said it expects the total costs of the investigation and related items to be between $4 and $5 million, of which $1.2 million was recorded in the second quarter earnings reported above, and the remainder will be recorded in the third quarter.

The Company will host a conference call to discuss these matters and its second quarter results tomorrow (Tuesday, August 10) at 8:00 a.m. Eastern Time. To hear a live webcast or replay of the call, visit the investor relations page on the Company's website at www.mt.com.

METTLER TOLEDO is a leading global supplier of precision instruments and services. The Company is the world's largest manufacturer and marketer of weighing instruments for use in laboratory, industrial and food retailing applications. The Company also holds top-three market positions in several related analytical instruments and is a leading provider of automated chemistry systems used in drug and chemical compound discovery and development. In addition, the Company is the world's largest manufacturer and marketer of metal detection and other end-of-line inspection systems used in production and packaging and holds a leading position in certain process analytics applications. Additional information about METTLER TOLEDO can be found on the World Wide Web at "www.mt.com."

Statements in this discussion which are not historical facts may be considered "forward-looking statements" that involve risks and uncertainties. For a discussion of these risks and uncertainties, which could cause actual events or results to differ from those contained in the forward-looking statements, see Exhibit 99.1 to the Company's Annual Report on Form 10-K for the most recently ended fiscal year. The Company assumes no obligation to update this press release.